Exhibit 10.36

August 20, 2020

SHORT-TERM MINING & MINERAL SUBLEASE

between

VALKOR, LLC

a Texas limited liability company

and

TMC CAPITAL, LLC

a Utah Limited Liability Company

Covering Property Located
in Uintah County, Utah

SHORT-TERM MINING & MINERAL SUBLEASE

[Asphalt Ridge, Utah]

This SHORT-TERM MINING & MINERAL SUBLEASE (“Sublease”), dated and made effective as of 20 August 2020 (“Effective Date”), is made and entered into by and between VALKOR, LLC, a Texas limited liability company, having offices at 21732 Provincial Blvd, STE 160, Katy, TX 77450 (“Sublessor”), and TMC CAPITAL, LLC, a Utah limited liability company, having offices at 15315 W Magnolia Blvd, Suite 120, Sherman Oaks, CA 91403 (“Sublessee”) (the parties sometimes referred to individually as a “Party” or collectively as the “Parties”).

R E C I T A L S

A. Under the terms of that certain “Short-Term Mining Lease” dated as of 08/10/2020 (the “Base Lease”), executed by and between Asphalt Ridge, Inc., as lessor (“Base Lessor”), and Valkor, LLC, as Lessee (herein “Sublessor”), Base Lessor has granted to Sublessor, in, under and to certain property situated in Uintah County, Utah and more fully described in Exhibit A hereto (the “Property”), and subject to the “Reserved Rights” by Lessor in paragraph 2 of the Base Lease, the following leasehold rights in the Property together with the Water Rights:

“The exclusive right and privilege during the term of this Lease to explore for and mine by any methods now known or hereafter developed, extract and sell or otherwise dispose of, any and all asphalt, bitumen, maltha, tar sands, oil sands ("Tar Sands") and any and all other minerals of whatever kind or nature which are associated with or contained in any Tar Sands deposit, whether hydrocarbon, metalliferous, non-metalliferous or otherwise, including, but not limited to, gold, silver, platinum, sand and clays on and in the Property, and whether heretofore known or hereafter discovered (collectively, "Minerals"), from the ground surface to a depth of 3,000 feet above Mean Sea level (MSL), together with the products and byproducts of the processing of the Minerals, and together with the right to use so much of the surface of the Property as may be necessary in the exercise of said rights and in furtherance of the purposes expressed herein, including ingress and egress, and together with the right to construct on the Property such improvements as may be reasonably necessary to the exploration for and the mining, extraction, removal, processing, beneficiating, sale or other disposition of the Minerals, but not including the construction of any new roads without the prior written consent of Lessor.

The right to use any or all of the Water Rights at any time during the term of this Lease in conducting its activities as provided for herein; provided that approval of change applications may need to be obtained in order to allow use of the Water Rights on the Property for mining purposes.”

B. Subject to the terms and conditions contained in the Base Lease, including without limitation the consent of Base Lessor to this Sublease as specified in Paragraph 19 of the Base Lease, Sublessor has agreed to grant, convey and sublease to Sublessee, on an exclusive basis under the terms of this Sublease, all of the rights, interests and privileges granted to Sublessor under and pursuant to the terms of the Base Lease.

NOW, THEREFORE, for and in consideration of the covenants, promises and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Leasehold Grant. Excepting and reserving to Lessor the Reserved Rights under paragraph 2 of the Base Lease, Sublessor does hereby grant, convey and sublease unto Sublessee the following leasehold rights in the Property and the Water Rights:

(a) The exclusive right and privilege during the term of this Sublease to explore for and mine by any methods now known or hereafter developed, extract and sell or otherwise dispose of, any and all asphalt, bitumen, maltha, tar sands, oil sands ("Tar Sands") and any and all other minerals of whatever kind or nature which are associated with or contained in any Tar Sands deposit, whether hydrocarbon, metalliferous, non-metalliferous or otherwise, including, but not limited to, gold, silver, platinum, sand and clays on and in the Property, and whether heretofore known or hereafter discovered (collectively, "Minerals"), from the ground surface to a depth of 3,000 feet above Mean Sea level (MSL), together with the products and byproducts of the processing of the Minerals, and together with the right to use so much of the surface of the Property as may be necessary in the exercise of said rights and in furtherance of the purposes expressed herein, including ingress and egress, and together with the right to construct on the Property such improvements as may be reasonably necessary to the exploration for and the mining, extraction, removal, processing, beneficiating, sale or other disposition of the Minerals, but not including the construction of any new roads without the prior written consent of Sublessor; and

(b) The right to use any or all of the Water Rights at any time during the term of this Sublease in conducting its activities as provided for herein; provided that approval of change applications may need to be obtained in order to allow use of the Water Rights on the Property for mining purposes.

2. Reserved Rights. This Sublease shall be subject to the “Reserved Rights” of Base Lessor as provided in Paragraph 2 of the Base Lease (herein “Lessor Reserved Rights”).

3. Term. This Sublease is granted for a term that coincides and is co-extensive with the term of the Base Lease, including any extension or renewal to the term thereof. This Sublease shall terminate upon the termination or expiration of the Base Lease.

4. Purposes. During the Term and subject to the Lessor Reserved Rights, Sublessee shall have the right to explore, develop, mine, drill, pump, process, produce and market the Minerals in, on, or under the Property, including any existing stockpiles or dumps, whether by drilling, surface, strip, contour, quarry, bench, underground, solution, in situ or other mining methods, and in connection therewith, Sublessee shall have the right to conduct the following activities and operations (“Operations”) on the Property in accordance with the terms of this Sublease and applicable laws and regulations:

(a) To mine, process, mill, beneficiate, treat, concentrate, extract, refine, leach, convert, upgrade, prepare for market, any and all Minerals mined or otherwise extracted from the Property;

(b) To temporarily store or permanently dispose on the Property Minerals, water, waste or other materials resulting from Operations on the Property;

(c) to use and develop any and all ditches, flumes, water and Water Rights and appurtenant to the Property; and

(d) to use so much of the surface and surface resources of the Property as may be reasonably necessary in the exercise of said rights, or which Sublessee may deem desirable or convenient, including rights of ingress and egress in connection with its operations on the Property.

5. Restriction on Use. Sublessee shall not use the Property or any portion thereof for processing, treating, handling, or storing of minerals or mineral products or by-products mined from or resulting from operations on any properties other than the Property.

6. Rental Payments. Sublessee shall pay Sublessor the following rental payments when due:

(a) The sum of Twenty-five Thousand and 00/100 Dollars ($25,000.00 U.S.) upon the Effective Date; and

(b) The sum of Fifteen Thousand and 00/100 Dollars ($15,000.00 U.S.) payable monthly during the Term of this Sublease beginning on July 1, 2020, and on the first day of the month thereafter until and including December 1, 2020.

7. Production Royalty. Sublessee agrees to pay Sublessor a royalty (“Production Royalty”) on Minerals produced and sold from the Property as follows:

(a) Rental payments shall not be credited against any Production Royalty. The Production Royalty for "Bitumen Product" produced from Tar Sands mined or otherwise extracted from the Property shall be eight percent (8%) of the gross sales revenue received by Sublessee from the sale of such Bitumen Product at the Property. As used herein, the term "Bitumen Product" means naturally occurring oil in the Tar Sands that is sold in whatever form, including run-of-mine, screened, processed, or after the addition of any additives and/or upgrading of the Bitumen Product; it being the intent of the parties hereto that calculation of Production Royalty for Bitumen Product, shall be determined solely by the actual number of tons, cubic yards, barrels of Bitumen Product produced and sold from Tar Sands contained within the Property. The "gross sales revenue” of Bitumen Product shall be calculated by multiplying the volume of Bitumen Product in whatever form, such as barrels (forty-two U.S. gallons per barrel), tons, or cubic yards, times the sales price received for the Bitumen Product at the Property. No deduction may be made for any process chemicals, including but not limited to the condensate/naphtha component.

(b) The Production Royalty on all other Minerals produced from Bitumen Product mined or otherwise extracted from the Property and sold shall be eight percent (8%) of the gross sales revenue received by Sublessee. Subject to the provisions of Paragraph 1(a) wherein sales of products and by- products are wholly accounted for, should sales occur to a third party purchaser that is engaged in marketing a variety of products or by-products made from such materials, payments to Sublessor may vary. If Sublessee’s receipts are measurably greater than comparable sales by others of similar products or by- products which may be due to the nature of high end by-products such as frac sands produced and sold by the third party, the Production Royalty to Sublessor shall be the greater of a 5% royalty on the gross value of the product and by-products sold by the third party or 50% of the gross revenue received by Sublessee from the sale of such products or byproducts, as the case may be.

(c) The Production Royalty on oil and gas, and associated hydrocarbons produced by Sublessee using standard oil and gas drilling recovery techniques above 3000 feet MSL and sold shall be 1/6 of the gross market value.

(d) Any sales of Minerals to third parties shall be of such a nature that the sales price adequately represents the market value of all potential products or by-products.

(e) Minerals shall be deemed sold at the time they leave the Property or at the time the Minerals are transferred by Sublessee to an Affiliate. As used herein, "Affiliate" means any business entity which, directly or indirectly, is owned or controlled by Sublessee or owns or controls Sublessee, or any entity or firm acquiring Minerals from Sublessee otherwise than at arm's-length.

8. Production Royalty Payments. All payments of Production Royalty shall be made no later than forty-five (45) days after the end of each calendar month in which Bitumen Product or any byproducts or other Minerals have been sold. Such payment shall be accompanied by a royalty settlement statement that will show the mathematical calculation of how the payment amount was calculated, and will be accompanied by appropriate documentation, including copies of sales records, monthly mining and processing records, and annual summaries. If Sublessor does not give Sublessee written notice objecting to any Production Payment within six months of receipt of the statement, it shall be conclusively deemed correct except if during the quarterly measurement of mined Minerals there is a discrepancy between what was stockpiled, processed, or sold, the review period is extended to obtain the correct balance. All royalty settlement statements shall be delivered to Sublessor and payments to the Depository Agent as designated hereinafter.

9. Depository Agent. All payments due to Sublessor under the terms of this Sublease shall be made by Sublessee to Wells Fargo Bank, N.A., 1200 Disc Drive, Sparks, NV 89436, which Sublessor hereby appoints as Sublessor’s agent for the receipt of such payments, or to such other organization as Sublessor may from time to time designate ("Agent") by written notice given to Sublessee. All payments made to Sublessor’s Depository Agent as designated by Sublessor shall be considered to have been made to Sublessor, and having made payment to such Agent, Sublessee shall be relieved of all responsibility or liability for the disbursement thereof. Sublessee shall send documentation of payments directly to Sublessor.

10. Operations of Sublessee. Sublessee shall conduct all mining and other operations under this Sublease in accordance with good mining practices and sound principles of conservation including, but not limited to the principles and practices set forth as Exhibit A to the Base Lease and in accordance with all applicable laws, rules and regulations promulgated by federal, state, and local authorities, and shall obtain and maintain in force and effect all governmental permits and approvals required for Sublessee’s operations on the Property.

11. Survey. Sublessee shall conduct a survey of the Property using lidar, drones, or aerial photography a minimum of once per calendar quarter and shall perform ore removal volumetric and grade calculations monthly, which shall be made available to Sublessor for inspection.

12. Accounts and Records. Sublessee shall keep and maintain true and correct books of account and records which shall show the amount of Minerals produced and sold from the Property and the amount of proceeds derived from the sale of all Minerals produced and sold. Said books and records shall be open for inspection and audit by Sublessor or its agents at all reasonable times and for a period of sixty (60) days following termination of this Sublease, upon Sublessor giving Sublessee at least two (2) weeks advance written notice.

13. Water Rights. Throughout the term of this Sublease, if Sublessee chooses to utilize any of the Water Rights, Sublessee shall take reasonable steps to appropriately change the Water Rights to allow their use on the Property for mining purposes and then to keep the Water Rights in good standing. In the event that the requirements to keep the Water Rights in good standing become unreasonably burdensome in Sublessee’s sole discretion, Sublessee shall have the right to notify Sublessor in a timely manner that Sublessee will no longer maintain the Water Rights in good standing and shall transfer the Water Rights to Sublessor without being in breach of this Sublease. Sublessor may thereafter deal with the Water Rights in any manner Sublessor deems appropriate.

14. Sublessor’s Right of Access and Inspection. Sublessor expressly reserves the right, at Sublessor’s option and expense, to have an agent or other form of observation (cameras) on the Property for the purpose of verifying production and to check, inspect and keep account of operations on and all production from the Property, provided that such agent or devices and any inspections made do not interfere with Sublessee’s operations.

15. Insurance. The parties specifically agree that Sublessor shall not be liable to third parties, or employees, or agents of the Sublessee as a result of the activities and operations of Sublessee during the term hereof. Prior to commencement of operations hereunder, Sublessee shall obtain and shall thereafter maintain and shall require any contractors or subcontractors to obtain and maintain in force the following insurance:

(a) Commercial general liability insurance in the minimum amount of $1,000,000 per occurrence with a $2,000,000 general policy aggregate, with provisions (i) naming Sublessor (and the Base Lessor) as an additional insured, (ii) requiring not less than thirty (30) days prior notice to Sublessor before cancellation, termination, or modification of such policy, (iii) waiving all rights of subrogation against Sublessor (and Base Lessor);

(b) Workmen's compensation insurance with limits as required by the State of Utah and employers’ liability coverage in the amount of $1,000,000 per loss;

(c) Commercial automobile liability insurance that provides coverage for owned, hired, and non- owned automobiles, in the minimum amount of $500,000 per person, $1,000,000 per accident, $250,000 per occurrence for property damage, or a single combined limit of $1,000,000; and

(d) Such other policies of insurance against other risks for which Sublessor may reasonably be considered to have exposure as a result of Sublessee’s operations on or rights in the Property.

Sublessee shall obtain and maintain such insurance at Sublessee’s own expense throughout the duration of this Sublease, and whenever Sublessor requests, Sublessee shall furnish to Sublessor evidence that all such insurance is being maintained.

16. Approval of Mining and Posting of Adequate Reclamation Surety. Prior to commencing any Operations, Sublessee shall have obtained final approval of all necessary mining and reclamation plans from the Utah Division of Oil, Gas and Mining, or its successor agency (the "Division") authorizing Sublessee’s Operations and shall have posted with and obtained approval from the Division of a surety bond or other financial guarantee (“Reclamation Surety”) in the amount and form acceptable to the Division and sufficient to guarantee Sublessee’s performance of reclamation in accordance with Utah laws and regulations. The amount of the surety bond or financial guarantee shall be periodically reviewed in accordance with Division’s regulations and, if the Division directs, increased or otherwise modified as directed by the Division. Sublessee shall keep Sublessor fully informed as to reclamation costs and bonding requirements and Sublessor’s approval of the bond amount shall be required. Sublessor will not unreasonably withhold such approval.

Sublessee acknowledges the previous mining and processing operations conducted on the Property by the prior mining operator permitted by the Division and Sublessee understands it will need to assume or replace the existing Reclamation Surety provided by the prior mining operator and provide such additional Reclamation Surety as the Division may determine necessary in order to grant its approval to Sublessee.

17. No Liens. Neither Sublessee, nor any of its agents, contractors and subcontractors, shall suffer, incur or permit to stand any liens against the Property or the Water Rights. In the event that any notice of lien be filed or given against the Property or the Water Rights, Sublessee shall promptly, and in no event later than thirty (30) days after the date thereof, cause the same to be released of record and discharged by either payment, deposit or bond.

18. Indemnity. Sublessee expressly agrees to indemnify and hold Sublessor harmless from and against any and all liability, claims and causes of action for personal injury or death, damage to, or loss or destruction of property and any other costs or obligations which may arise from, occur resulting from Sublessee's Operations or other activities on or around the Property, and from and against all liabilities and responsibilities for environmental damages, response costs, natural resource damages, charges, fines and penalties of any and every kind.

19. Assignment by Sublessee. Sublessee may not sublease, assign or otherwise transfer or encumber (collectively the "transaction") any rights in whole or in part under this Sublease without first receiving written consent from Sublessor.

20. Sale by Base Lessor. Under the terms of the Base Lease, Base Lessor has reserved the right at any time during the term of the Base Lease to convey all or part of the Property or the Water Rights, or rights therein, subject to the Base Lease and shall give Sublessor Notice of any such conveyance. This Sublease shall be subject to the right reserved by Base Lessor as described herein. Upon Sublessor’s receipt of any sale or conveyance of the Property by Base Lessor, Sublessor shall promptly notify Sublessee in writing of any such conveyance.

21. Taxes. Sublessee shall timely pay all taxes and assessments that may be levied or assessed against the Property or against Mineral production therefrom, except those taxes which Sublessee is contesting in good faith, and except real property taxes assessed against the Property for the 2020 property tax year, which taxes shall be pro-rated between Sublessee and Sublessor on the fraction of the calendar year that this Sublease is or was in force.

22. No Warranties. Sublessor makes no warranties, express or implied, as to the title, value, or condition of the Property, or to the existence or recoverability of Minerals therefrom, or as to the validity or use of, or title to, the Water Rights.

23. Force Majeure. In the event that Sublessee shall be prevented from operating upon the Property or from performing its obligations hereunder by reason of Acts of God, Government, the Utah Legislature, or of the common enemy, insurrection, riot, labor disputes, fire, explosion, flood, earthquake, interruption of transportation, inability to obtain permits, or other circumstances and matters which are beyond the reasonable control of Sublessee, whether or not similar to those specifically enumerated herein, Sublessee shall be relieved of its obligations hereunder, but only for the duration of such disruption; provided that an event of Force Majeure shall not excuse or otherwise relieve Sublessee for any obligation to remit any rental, royalty or other sum owed Sublessor which becomes due and payable under the terms of this Sublease. In no event, shall any force majeure extend the term of this Sublease by more than 90 days.

24. Termination Date. This Sublease shall terminate at 11:59 p.m. MST on June 30, 2021, unless terminated earlier as follows:

(a) This Sublease shall terminate immediately upon the failure of Sublessee to make a Rental Payment on the date due.

(b) As provided under Paragraph 27, in the event of Sublessee’s noncompliance with the terms of this Sublease.

(c) Sublessee may at any time after the date hereof surrender this Sublease, provided thirty (30) days advance written notice of termination is given to Sublessor.

25. Obligations on Termination. Upon termination of this Sublease:

(a) All rights and obligations of Sublessee hereunder shall cease, save and excepting all accrued and continuing obligations of Sublessee, including but not limited to legal compliance, insurance, indemnity, and reclamation obligations, which shall survive any termination of this Sublease, upon termination of this Sublease;

(b) Sublessee shall promptly and diligently comply with and complete all reclamation requirements of the Division and shall have a continuing right to enter upon the Property to complete required reclamation and to remove from the Property within 60 days all equipment, machinery, facilities and other items excepting those necessary for completion of reclamation belonging to Sublessee in accordance with the Division’s standards and all relevant operating permits and reclamation plans, and to the Division’s satisfaction.

(c) Sublessee's reclamation obligations shall be deemed complete upon final release by the Division of Sublessee's Reclamation Surety.

(d) Sublessee shall leave the Property in a clean, good and safe condition and in accordance with all applicable laws and regulations.

26. Non-Compliance. In the event of Sublessee’s failure to comply with any material provision of this Sublease, Sublessor shall provide Sublessee with written notice setting forth the nature of such non-compliance after receipt of which, if the non-compliance relates to the payment of production royalty, Sublessee shall have not less than thirty (30) days to cure such non-compliance. If the non-compliance relates other than to the payment of money, Sublessee shall have not less than forty-five (45) days to take, and to pursue diligently, appropriate action to cure the non-compliance. In the event Sublessee fails to cure or take appropriate action to cure the non-compliance within the prescribed period, Sublessor may thereupon terminate this Sublease by giving Sublessee written notice to that effect. However, should there be an issue as to whether or not non-compliance has occurred, then the provisions of Paragraph 27 are applicable.

27. Disputes. If Sublessor and Sublessee are unable to resolve any dispute arising out of or in connection with this Sublease within thirty (30) days after a party has given written notice to the other party of such a dispute, each party shall have all remedies available at law or in equity to resolve the dispute in a court in the State of Utah having jurisdiction and proper venue to adjudicate the dispute. The prevailing party in any litigation will be entitled to all costs of litigation, including but not limited to, costs of court, and reasonable attorney's and witness fees.

28. Notices. Notices which are to be delivered pursuant to the terms of this Sublease shall be given in writing and shall be hand-delivered, or sent by U.S. certified mail, return receipt requested, to the parties at the following addresses:

Sublessor:

Valkor LLC

21732 Provincial Blvd, STE 160

Katy, TX 77474

Sublessee:

TMC Capital, LLC

15315 W Magnolia Blvd, STE 120 Sherman Oaks, CA 91403

Notices shall be deemed effective when received which, if mailed, shall be deemed effective when delivered into the U.S. mail. Any party may change its address for receipt of notices by sending notice of the change to the other party as provided for in this paragraph 28.

29. Memorandum of Sublease. Upon execution of this Sublease, the parties shall also execute a recordable short form of sublease (“Memorandum of Sublease”) in the form attached hereto as Exhibit B hereto, which either party may record its expense in the office of the Uintah County Recorder. The execution, recording and filing of the Memorandum of Sublease shall not limit, increase or in any manner affect any of the terms of this Sublease or any rights, interests or obligations of the parties.

30. No Partnership. Nothing herein shall be deemed to constitute either party the partner, agent or legal representative of the other party, or to create any partnership, joint venture or fiduciary relationship between the parties.

31. Non-Disclosure. Sublessee shall not, without the prior written consent of Sublessor, disclose any information concerning the terms of this Sublease or operations conducted under this Sublease (except information and data that is generally available to the public), nor issue any press releases concerning such information.

32. Miscellaneous Provisions.

(a) This Sublease shall be interpreted and governed by the laws of the State of Utah. If any provision of this Sublease is, for any reason, declared to be invalid or unenforceable, the validity of the remaining portions shall not be affected thereby.

(b) Failure of either party to enforce any provision hereof at any tune shall not be construed as a waiver of such provision or of any other provision.

(c) This Sublease shall be binding upon Sublessor and Sublessee and their respective successors, and assigns.

(d) This Sublease supersedes all prior agreements between Sublessor and Sublessee relating to the Property and constitutes the entire agreement thereof.

(e) No amendment or modification of this Sublease shall be binding on either Sublessor or Sublessee unless made in writing and duly executed by both.

(f) This Sublease may be executed in multiple counterparts each of which shall be deemed to be an original, all which together shall consulate one and the same Sublease.

(g) On an ongoing basis during the term of this Sublease, Sublessee shall provide Sublessor with copies of all data and documents acquired by Sublessee regarding the exploration, mapping, use of or developing water rights (not acquisition), assaying, metallurgical testing, conduct of operations, permitting, feasibility studies, and construction of plant and surface facilities, including any data acquired from Petroteq or previous operators (“Data”). All Data acquired by Sublessee shall become the sole property of Sublessor upon termination of this Sublease for any reason.

IN WITNESS WHEREOF the parties have executed this Lease effective as of the day and year first above written.

SUBLESSOR:

VALKOR, LLC

By:
Name:
Title:	Manager or Managing Member

SUBLESSEE:

TMC CAPITAL, LLC

By:	/s/ Aleksandr Blyumkin
Name:	Aleksandr Blyumkin
Title:	Manager or Managing Member

EXHIBIT A

THE PROPERTY

Certain lands and property situated and lying in Uintah County (SLM), State of Utah, being and comprising all of the lands and property more particularly described as follows:

Township 5 South, Range 22 East (SLM), Uintah County, Utah.

Section 31:	Lot 3, SW¼SE¼, E½SW¼
Section 31:	N½SE¼, SE¼SE¼
(Cameron No. 1 patented mining claim)
Section 32:	SW¼

EXHIBIT B

MEMORANDUM OF SUBLEASE

 When recorded mail to:

MEMORANDUM OF SUBLEASE

THIS MEMORANDUM OF SUBLEASE (“Memorandum”) is made and entered into effective as of the 10th day of August 2020 (“Effective Date”), by and between VALKOR, LLC, a Texas limited liability company with a mailing address of 21732 Provincial Blvd. (“Sublessor”), and TMC CAPITAL, LLC, a Utah limited liability company with a mailing address of 15315 W Magnolia Blvd, STE 120, Sherman Oaks, CA 91403 (“Sublessee”).

RECITALS:

A. Sublessor is the lessee under and pursuant to the terms of a Short Term Mining Lease dated 10 August 2020, executed between Asphalt Ridge, Inc., a Utah corporation, as Lessor, and Valkor, LLC, a Texas limited liability company, as Lessee, in, to and covering the following described property in Uintah County, Utah:

Township 5 South, Range 22 East, SLM

Section 31: Lot 3, SW¼SE¼, E½SW¼, N½SE¼, SE¼SE¼ Section 32: SW¼

hereinafter referred to as the “Property,” and the Lessor is also the owner of Water Rights Nos. (45-1421, 45-1426, and 45-1718, hereinafter referred to as the "Water Rights."

B. Sublessor and Sublessee have entered into a Short-Term Mining Sublease dated as of 10 August 2020 (the “Sublease”), under which Sublessor has granted, conveyed and leased to Sublessee all of Sublessor’s rights, title and interest as lessee under the terms of the Base Lease in and to the Property (but only down to 3,000 feet above Mean Sea Level) and the Water Rights, for the purposes and on the terms provided in the Sublease.

C. Sublessor and Sublessee intend to give record notice of the Sublease by this Memorandum.

NOW, THEREFORE, in consideration of the promises, covenants, and agreements in the Sublease, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Sublessor and Sublessee hereby give notice of the following:

SUBLEASE. Sublessor has granted, conveyed and leased unto Sublessee, on the terms and provisions set forth in the Sublease, mineral leasehold rights to Tar Sands and other Minerals in and under the Property (but only down to 3,000 feet above Mean Seal Level) and to the Water Rights, and excepted and reserved unto Lessor the Lessor Reserved Rights as described in the Sublease.

TERM. The Sublease shall terminate at 11:59 p.m. MST on December 31, 2020, unless terminated earlier in accordance with its terms.

TERMS and CONDITIONS. The Sublease contains terms and conditions addressing various matters, including, but not limited to, Lessor’s Reserved Rights and Sublessee’s rights and obligations regarding rentals and production royalties, operations, and other matters.

EFFECT of MEMORANDUM. The purpose of this Memorandum is to give record notice of the Sublease. This Memorandum shall not limit, increase or in any manner affect any of the terms of the Sublease or of any rights, interests or obligations of Sublessor or Sublessee thereunder or hereunder. In the event of any conflict or inconsistency between this Memorandum and the Sublease, the Sublease shall govern. Further information concerning the Sublease may be obtained from Sublessor or Sublessee at the addresses set forth above.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Memorandum to be effective as of the day and year first above written.

SUBLESSOR:

VALKOR, LLC

By:
Name:
Title:	Manager or Managing Member

SUBLESSEE:

TMC CAPITAL, LLC

By:	/s/ Aleksandr Blyumkin
Name:	Aleksandr Blyumkin
Title:	Manager or Managing Member